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September 19, 2006

James Toll & Fred Erickson ("James and Fred")

Re: James and Fred ME² Proposal

Dear James and Fred;

Attached please find information with respect to Essentially Yours Industries, Inc.'s ("EYI") proposal for the sale of the ME² product:

Package Information

6 x 12oz bottles = at $36.95 per bottle, case of 6 = $221.70 wholesale with 100BV: 72oz at $3.07 oz

Calculations based upon $1.17 per litre with a 10% savings at 60 litre fill, the gross savings would be $7.02 per tank less product cost for package. With the 12 oz bottle the net savings are $3.95 per tank.

One fill per week will give you an annual savings of $517.40 per year for a vehicle that uses premium fuel or $205.40 per year for a car that uses regular fuel.

Our proposal is as follows:

•	EYI will purchase 5,000 sample bottles.

•	EYI is offering a pre-launch of its new product, ME² in which orders will be taken prior to the product being received in its warehouse.

•	James and Fred will assist in the marketing and sale of ME² during this campaign.

•	James and Fred will be paid a commission of $10.00 per sample bottle sold during the pre-launch. The commission will be split equally between James and Fred.

•
EYI will pay to James and Fred, periodic cash advances at the company’s discretion. These advances will be deducted from James and Fred’s ME² pre-launch sales commissions. Should, these advances exceed the total ME² pre-launch commissions payable to James and Fred, the remaining balance of advances will be deducted from their respective binary commission income within one year of the day of this agreement.

•
EYI will track each order and subsequent sale of the ME² product during the pre-launch phase of the campaign and will pay James and Fred by check or wire transfer for the commissions they have earned less any un-repaid commission advances.

•	EYI will pay a maximum of $50,000 (5,000 bottles x $10.00 commission) to James and Fred.

•
If less than 5,000 bottles are sold, James and Fred will earn commission on the actual number of bottles sold multiplied by $10.00 less any advance paid to them. The commission will be paid equally to each.

Pre-launch incentive package:

•
Customer purchases a pre-launch bottle for $36.95 and they receive the sample bottle plus a coupon for $36.95 that can be used towards the purchase of their first 6 pack. Plus a new IBA will have the $40.00 membership fee waived (they will be eligible for a PDF version of the success planner). The printed version will be at an extra charge.

•	The six pack will sell for $221.70.

Fred and James are to receive a $.20 cent per bottle royalty, to be split between them, as long as they remain exclusive to EYI and not join or participate in another network marketing company. This royalty payment may be payable yearly.

In addition, EYI will provide a marketing budget to Fred and James of up to $5,000.00 for a period of two months for approved travel booked through Mary Hammer. After two months EYI will review this marketing budget on a monthly basis.

Yours truly,

/s/ Jay Sargeant

Jay Sargeant
President and CEO

Agreed and accepted this ___ day of September, 2006

______________________________
JAMES TOLL

_______________________________
FRED ERICKSON